CGI enters into agreement in principle to acquire substantially all of the assets of Response Genetics, Inc. Empowering Personalized Cancer Treatment August 10, 2015

Cautionary Note Regarding Forward Looking Statements: Certain statements contained in this document may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to anticipated benefits from the proposed transaction with Response Genetics, Inc., future scientific, medical, financial and/or operating results, future growth and potential opportunities for Cancer Genetics, Inc., along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. The Company intends that all such forward-looking statements be subject to the safe harbor created under such laws. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but not are not limited to, (a) that the Company and Response Genetics will not finalize the definitive acquisition agreement, (b) the effects of the bankruptcy proceeding on the business of Response Genetics; (c) risks that the Company will not be the successful bidder, or that the proposed transaction will not close on the proposed terms; risks that if it closes, the Company will not realize the currently anticipated benefits of such proposed transaction and (e) as detailed in the Company’s Form 10-K for the year ended December 31, 2014, Form 10-Q for the quarter ended June 30, 2015 and other SEC reports. August 10, 2015 | Cancer Genetics, Inc. | NASDAQ

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 3 FREQUENTLY ASKED QUESTIONS Q1. Why is CGI planning to acquire Response Genetics, Inc. (“Response”)? A1. Response offers many synergies that further CGI’s mission, including – geographic reach, complementary sales-force presence, a solid- tumor focused test menu, and a strong customer base among community oncologists and pathologists. Response is a leader in solid tumor molecular testing, specializing in lung and colorectal, and skin cancers. Solid tissue (organs and skin) tumors account for 8 of the 10 most common cancer types in the United States, impacting nearly 1.2 million new patient lives annually. Additionally, the ResponseDx: Tissue of Origin™ (TOO™) test is the only FDA-approved test (a gene expression based microarray that targets over 2000 genetic sites) for identifying the primary site of otherwise unclassifiable malignant tumors. RGI also has the rights to offer and market a clinically actionable lung cancer NGS panel developed by leading genomic scientists and clinicians at Knight Laboratories at Oregon Health & Science University. Upon close, this acquisition would complement Cancer Genetics’ world-class expertise on hematological (blood-based) cancer types, and improves its ability to realize its mission of personalizing cancer care by offering clients some of the most comprehensive oncology testing capabilities in the U.S. diagnostics market. A national clinical footprint, as well as broader presence in both hematological and solid tumor markets will enhance CGI's appeal to all key healthcare constituents - including patients, clinicians, biopharma companies as well as payors. Completion of the acquisition is subject to the satisfaction of a number of closing conditions, including Bankruptcy Court approval of the transaction.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 4 FREQUENTLY ASKED QUESTIONS Q2. Who is Response Genetics, Inc.? A2. Response was founded in 1999 and has an established core business in solid tumor molecular diagnostics, particularly in lung, colorectal, and skin cancers. Response has performed oncology diagnostic testing for over 3,000 unique physician, laboratory and hospital sites across the United States. In 2014, the company was awarded a multi-year clinical trial contract with the National Cancer Institute focused on biomarker- based treatment for lung cancer, ALCHEMIST. Approximately 85% of Response’s historic revenue is generated from providing clinical testing for physicians, laboratories and hospitals. The remaining 15% is obtained from performing testing services for pharmaceutical, biotech and research clients to support and inform clinical trials. Q3. Is Cancer Genetics obtaining any new facilities or laboratories? A3. Response has a 27,000 sq. ft. CLIA-certified and CAP-accredited laboratory located in Los Angeles, California. Once the purchase is finalized, Cancer Genetics plans to develop this facility into a center of excellence in solid tumors, with a particular emphasis on lung cancer.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 5 FREQUENTLY ASKED QUESTIONS Q4. How will CGI’s portfolio change as a result of the acquisition? Will CGI gain any additional capabilities? A4. The combined company will have one of the most extensive testing portfolios in oncology, covering 8 of the 10 most prevalent cancer types in the United States, including lung, colorectal, breast, and skin, in addition to the hematological and urogenital cancer testing services CGI currently offers. At the close of the acquisition, CGI will acquire capabilities in solid tumor testing that are complementary to its current portfolio and will also acquire Response’s FDA-approved Tissue of Origin™ test, gaining capabilities in testing for metastatic tumors of unknown primary site. Q5. Does CGI expect to gain new customers as a result of this acquisition? A5. As a result of the acquisition, CGI will plan on maintaining and expanding relationships with Response’s biopharma clients. Additionally Response’ relationships with clinical testing sites, which include leading oncologists and hospitals mainly in the Western and Southeastern United States, will be retained and expanded. The biopharma clients will add to Cancer Genetics’ existing client base, which includes Gilead Sciences, Roche, AstraZeneca, and ReproCELL – a Japanese regenerative medicine company.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 6 FREQUENTLY ASKED QUESTIONS Q6. How will CGI’s management and reporting structures be affected? A6. CGI does not foresee that the completion of the acquisition will have an immediate effect on the company’s current reporting structure. In the longer term, the broader scope of capabilities, services and geographies will allow a wider and deeper range of career opportunities and professional development for sales, research and development, billing and reimbursement, quality assurance, lab operations, and virtually every functional group at CGI. In the near term, senior management may expect to have additional responsibilities for integration and synergy development both during the closing process and following the close of the acquisition. Response has some very strong and talented clinical, operations and sales people that will complement CGI's existing employees. Q7. When does CGI expect to finalize the acquisition? A7. Under the Chapter 11 transaction, which is an asset sales process governed under bankruptcy laws, the timeline from filing to closure of the acquisition is expected to take between 45 and 60 days. CGI and Response felt that Chapter 11 was the best way to ensure the viability of the future of the operations while minimizing liabilities for our shareholders.

FREQUENTLY ASKED QUESTIONS

CANCER GENETICS INCORPORATED

Q8. Will this acquisition help Cancer Genetics expand its clinical sales footprint?

A8. Yes. Response's clinical sales force is particularly strong in the Western, Southeastern and Northeastern regions of the United States where the majority of clinical sales are derived. Closing the acquisition would establish a national clinical sales footprint for the combined company.

Q9. What is the acquisition price?

A9. Cancer Genetics will purchase Response for approximately $14 million, which will include $7 million in cash and $7 million in CGI common stock. The stock being issued to the sellers is subject to a 6-month lock up. In addition, CGI will assume certain liabilities related to existing agreements with employees, customers, vendors, suppliers and trade creditors.

Q10. How many employees does Response Genetics have?

A10. Response currently has approximately 90 employees, with approximately 14 sales personnel.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS

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INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 8 FREQUENTLY ASKED QUESTIONS Q11. What products and services does Response offer and what is the revenue mix? A11. Response has an extensive portfolio or molecular tests that focuses on the diagnosis, prognosis and theranosis of solid tumors, with capabilities in FISH, IHC, Sequencing, rt-PCR, Microarrays, and NGS. Response applies these technologies to provide testing services to clinical and biopharma customers across several cancer types including lung, colorectal, breast, thyroid, brain, gastric, and melanoma. In addition, Response has a patented, FDA-approved test for cancers of unknown origin, marketed as TOO™, which is used when a primary cancer type remains unknown following initial diagnostic testing. These technologies are also applied to Response’s biopharma business and used to support oncology-focused clinical trials. In recent reported quarters Response has received approximately 85% of its revenue from clinical testing and 15% from biopharma services. Q12. Does this acquisition expand Cancer Genetics’ sales and marketing team? A12. The majority of Response’s sales team is located in the Western and Southeastern United States, and the acquisition will significantly expand CGI’s sales and marketing efforts, which are currently concentrated in the Northeast and Midwest. At close, CGI plans to retain the majority of Response’s sales, customer service and marketing personnel.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 9 FREQUENTLY ASKED QUESTIONS Q13. How will the acquisition improve the value proposition of CGI in the market? A13. Cancer Genetics and Response each provide industry-leading expertise in understanding the genomics of specific cancer types to physicians and hospitals for clinical testing, and to biopharma customers for oncology-focused clinical trials. The combined entity will be able to serve a clinical testing market in both solid tumors and hematological cancers, providing leading-edge, next-generation sequencing, and other molecular testing capabilities. The acquisition would significantly increase the company’s clinical footprint, allowing us to reach economies of scale faster than either would be able to on a standalone basis. Additionally, there are over 2,000 active clinical trials in the United States alone focused on the cancer types offered by the combined entity, providing an opportunity to upsell existing biopharma clients and obtain new clients with a comprehensive oncology diagnostics portfolio. Accessing Response’s FDA-approved TOO™ test will give CGI another propriety test to market to clinicians and biopharma customers. Q14. What is the immediate impact of the acquisition on Cancer Genetics’ financial statements? A14. Response reported approximately $13.5 million in net losses during 2014. The company plans on aggressively finding cost synergies including public company costs, G&A, and operations, which we estimate to be $4-6 million immediately.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 10 FREQUENTLY ASKED QUESTIONS Q15. What are the cost and revenue synergy opportunities? A15. If and when the transaction closes, CGI anticipates significant revenue synergies for its clinical and biopharma customers. CGI and Response have very little overlap on clinical or biopharma customers. There would be an immediate increase to CGI’s revenue as a result of the acquisition. Response is currently expected to contribute an additional $10 to $12 million to CGI in revenue over the next 12 months. CGI anticipates this transaction, upon close, to more than double our clinical revenue base. Additionally, the companies’ portfolios are complementary because each offers the same testing capabilities, but across different cancer types. Response provides CGI with an immediate opportunity to offer existing clients an expanded test menu in solid tumors. Joining both companies will allow for higher value combined diagnostic capabilities and revenue-generating biopharma contracts. The company anticipates to market the combined services by 4Q15. On the biopharma side, there is no overlap of biopharma projects. CGI expects the biopharma customers and the ALCHEMIST trial to have an additional $2-$3 million annually in revenue. CGI currently estimates Response’s biopharma contracted revenue at about $5.5 million over the next 12 months.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 11 FREQUENTLY ASKED QUESTIONS Q16. What is the Chapter 11 process and what are CGI’s rights and obligations as a Stalking Horse? A16. Chapter 11 of the Bankruptcy Code may be used by a distressed company to sell all or substantially all of its assets to a purchaser free and clear of liens or other encumbrances. Chapter 11 transactions may take place in the form of a court- approved auction. When the distressed company files for Chapter 11 bankruptcy with a court, the company has the opportunity to select a Stalking Horse bidder. The Stalking Horse is the initial bidder, with whom the selling company works to negotiate an asset purchase agreement. In this transaction, CGI is the Stalking Horse, giving CGI the advantage of being able to participate in drafting the purchase agreement, selecting those assets which its wishes to acquire, setting the minimum initial bid and, subject to court approval, being reimbursed for expenses should CGI not be the winning bidder. Please remember that the agreement in principal also remains subject to finalization of the schedules and exhibits to the agreement as well as the satisfaction of certain closing conditions, including Bankruptcy Court approval and the absence of certain material adverse events. No assurance can be given that the proposed transaction with Response will be consummated at all or, if consummated, will be consummated on the terms and conditions set forth herein.

INVESTOR PRESENTATION | 2015 CANCER GENETICS, INC. | WWW.CANCERGENETICS.COM | @CANCER_GENETICS 12 FREQUENTLY ASKED QUESTIONS Q18. Will there be additional information available on the proposed Response Genetics acquisition? A18. Cancer Genetics will provide additional information on Response, the capabilities, and the types of technologies and projects during CGI’s earnings call on Tuesday, August 11th. We may provide separate additional information on the transaction and strategy as more information becomes available . Q19. How does the acquisition further CGI’s mission? A19. The acquisition further enables CGI to deliver on its mission of becoming the leading partner in cancer care, from bench to bedside. CGI’s and Response’s combined capabilities and test portfolios in solid and hematologic cancers creates one of the most comprehensive oncology offerings in the market for both clinical clients and biopharma partners. Q17. Will this transaction change CGI’s management structure or board compositions? A17. CGI’s current senior management and composition of its board of directors will not changes as a result of the acquisition. CGI plans on retaining targeted members of Response’s management team who will be integrated into CGI’s existing management structure.